CERTIFICATE OF AMENDMENT
                                OF
                   CERTIFICATE OF INCORPORATION
                                OF
                  MIRADOR EQUITY PARTNERS, LTD.


          Mirador Equity Partners, Ltd., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

          DOES HEREBY CERTIFY:

          FIRST:    The name of the Corporation is Mirador Equity
Partners, Ltd.

          SECOND:   The following amendments were first adopted by the
Board of Directors and then adopted by certain stockholders of the Corporation owning a majority of the outstanding voting securities of the Corporation, in the manner prescribed by Sections 141, 228 and 242, respectively, of the General Corporation Law of the State of Delaware.

          RESOLVED, that the name of the Corporation be changed as follows, to-wit:

          ARTICLE FIRST: The name of the Corporation is "Lucas Educational Systems, Inc."

          FURTHER, RESOLVED that the Corporation effect a forward split of the Corporation's $0.001 par value common stock on the basis of
          4.357 shares for one, with any fractional shares to be rounded up to the nearest whole share, while retaining the present authorized shares and par value, with appropriate adjustments being made in the additional paid in capital and stated capital accounts of the Corporation; and

          FURTHER, RESOLVED, that such amendments take effect on filing with the office of the Secretary of State of the State of Delaware.

          THIRD:    These amendments do not provide for any exchange,
reclassification or cancellation of issued shares.

          FOURTH:   These amendments do increase the 424,600 common shares
currently outstanding to approximately 1,850,000 common shares, and increase the stated capital from $424.60 to $1,850.


          IN WITNESS WHEREOF, Mirador Equity Partners has caused this Certificate to be signed by Jehu Hand, its President and Secretary, this 4th day of November, 1997.

                              MIRADOR EQUITY PARTNERS, LTD.


                              By:/s/Jehu Hand
                              ----------------------------------
                              Jehu Hand, President and Secretary